FOR IMMEDIATE RELEASE	April 27, 2023

MIDWESTONE FINANCIAL GROUP, INC. REPORTS
FINANCIAL RESULTS FOR THE
FIRST QUARTER OF 2023

~Announces Strategic Plan and Financial Targets~

~Repositioning of the Company's Balance Sheet Provides Earnings, Margin and Return Accretion~
Iowa City, Iowa - MidWestOne Financial Group, Inc. (Nasdaq: MOFG) (“we”, “our”, or the "Company”) today reported results for the first quarter of 2023.
First Quarter 2023 Highlights1
•Net income of $1.4 million, or $0.09 per diluted common share, compared to net income of $16.0 million, or $1.02 per diluted common share, for the linked quarter. Excluding the loss from the balance sheet repositioning, adjusted earnings for the first quarter were $11.2 million2, or $0.72 per diluted common share.
•Executed the sale of $231 million in book value of available for sale debt securities as part of a balance sheet repositioning, resulting in a pre-tax loss of $13.2 million.
•Total uninsured deposits, excluding collateralized municipal deposits, represent approximately 18.5% of total deposits.
•Strong liquidity position, with $1.7 billion of available borrowing capacity from the FHLB, Federal Reserve Discount Window and Bank Term Funding Program, and unsecured sources.
•Annualized loan growth was 8.6% and remains centered in our targeted metro markets of the Twin Cities, Denver and Metro Iowa.
•Nonperforming assets ratio improved 1 basis point ("bps") to 0.23%; net charge-off ratio of 0.03%.
•Efficiency ratio was 62.32%2.
•Common equity tier 1 capital to risk-weighted assets ratio improved 11 bps.
•Subsequent to quarter end, the Board of Directors declared a cash dividend of $0.2425 per common share.
CEO COMMENTARY
Charles (Chip) Reeves, Chief Executive Officer of the Company, commented, "Despite a difficult operating environment, exacerbated by March’s banking turmoil, we made significant progress executing on our initial strategic priorities. After the actions taken in the fourth quarter of 2022 to improve our credit, our asset quality metrics further improved in the first quarter of 2023, positioning the Bank well for the uncertain macroeconomic outlook. Importantly, we have low exposure to the higher risk areas in the market, such as the office sector of commercial real estate. Additionally, we took strategic action in late February to reduce the Company’s liability sensitivity as we executed the sale of $231.0 million of available for sale debt securities, resulting in $220.0 million of proceeds used to pay off high-cost FHLB borrowings and reinvest in higher yielding, floating rate securities. The transaction positions our balance sheet more favorably, improves our future earnings profile, enhances our already strong liquidity profile, and, importantly, our capital ratios still improved as compared to the linked quarter.”
Mr. Reeves continued, “Our core, granular deposit franchise also performed well given the concerns that swept the sector in the aftermath of Silicon Valley Bank’s ("SVB") failure. While we experienced $154.0 million of deposit outflows, excluding brokered deposits, in the quarter, $120.0 million occurred in January, which is a typical, seasonal low. Subsequent to the SVB failure and through the end of the first quarter, deposits grew $3.7 million. At quarter end, our total uninsured deposits, excluding collateralized municipal deposits, were approximately 18.5% and we have $1.7 billion of available borrowing capacity through the FHLB, Federal Reserve and the Bank Term
1 First Quarter Summary compares to the fourth quarter of 2022 (the "linked quarter") unless noted.
2 Non-GAAP measure. See the separate Non-GAAP Measures section for a reconciliation to the most directly comparable GAAP measure.

Funding Program, and unsecured sources, which covers our uninsured deposit base. We believe we are in a strong liquidity position.”
Mr. Reeves concluded, “Looking forward, I could not be more excited for what lies ahead for our Company, employees, customers, and shareholders. Today, we have launched a strategic plan designed to unleash the potential that exists within MidWestOne as we strive to become a high performing bank with consistent performance. Importantly, none of this would be possible without our talented team members and their continued focus on our customers and communities. I am so proud of their hard work through what has been a very challenging two months in our industry."
Strategic Plan
The Company has launched a strategic plan focused on five pillars designed to improve the performance of the Bank, including (1) driving a performance-oriented culture, (2) protecting the Bank’s core community bank franchise, (3) accelerating the growth of the Bank’s commercial and wealth management businesses, (4) expanding into specialty commercial segments, and (5) optimizing the Bank’s operational effectiveness and efficiency. Management will remain prudent through the execution of the plan with a strict focus on risk management with further investments in credit administration, a key enabler to the plan.
The goal of the plan is to exit 2025 with:
•12% annual earnings per share growth
•A return on average assets of 1.10 – 1.20%
•10% annual tangible book value growth
•An efficiency ratio of 55 - 57%
Further details on the strategic plan and quarterly results can be found in the Company’s first quarter 2023 earnings supplemental presentation located on the investor relations section of the Company’s website located at www.midwestonefinancial.com.

	As of or for the quarter ended
	March 31,	December 31,	March 31,
(Dollars in thousands, except per share amounts and as noted)	2023	2022	2022
Financial Results
Revenue	$36,030	$54,504	$48,980
Credit loss expense	933	572	—
Noninterest expense	33,319	34,440	31,643
Net income	1,397	16,002	13,895
Per Common Share
Diluted earnings per share	$0.09	$1.02	$0.88
Book value	31.94	31.54	32.15
Tangible book value(1)	26.13	25.60	26.98
Balance Sheet & Credit Quality
Loans In millions	$3,919.4	$3,840.5	$3,250.0
Investment securities In millions	2,071.8	2,283.0	2,349.9
Deposits In millions	5,555.2	5,468.9	5,077.7
Net loan charge-offs In millions	0.3	3.5	2.2
Allowance for credit losses ratio	1.27%	1.28%	1.42%
Selected Ratios
Return on average assets	0.09%	0.97%	0.95%
Net interest margin, tax equivalent(1)	2.75%	2.93%	2.79%
Return on average equity	1.14%	13.26%	10.74%
Return on average tangible equity(1)	2.70%	17.85%	13.56%
Efficiency ratio(1)	62.32%	57.79%	60.46%
(1) Non-GAAP measure. See the Non-GAAP Measures section for a reconciliation to the most directly comparable GAAP measure.

REVENUE REVIEW

Revenue				Change	Change
				1Q23 vs	1Q23 vs
(Dollars in thousands)	1Q23	4Q22	1Q22	4Q22	1Q22
Net interest income	$40,076	$43,564	$37,336	(8)%	7%
Noninterest (loss) income	(4,046)	10,940	11,644	n / m	n / m
Total revenue, net of interest expense	$36,030	$54,504	$48,980	(34)%	(26)%

Results are not meaningful (n/m)
Total revenue for the first quarter of 2023 decreased $18.5 million from the fourth quarter of 2022 as a result of lower net interest income and noninterest income. Compared to the first quarter of 2022, total revenue decreased $13.0 million primarily due to lower noninterest income. When excluding the loss of $13.2 million from the balance sheet repositioning, total revenue for the first quarter of 2023 was $49.2 million, a decline of $5.3 million from the fourth quarter of 2022 and an increase of $0.2 million from the first quarter of 2022.
Net interest income of $40.1 million for the first quarter of 2023 decreased from $43.6 million in the fourth quarter of 2022, due primarily to two fewer days in the quarter and higher funding costs and volumes, partially offset by higher interest earning asset yields and volumes. Compared to the first quarter of 2022, net interest income increased $2.8 million as a result of higher interest earning asset yields and volumes, partially offset by higher funding costs and volumes.
The Company's tax equivalent net interest margin was 2.75% in the first quarter of 2023 compared to 2.93% in the fourth quarter of 2022, as higher earning asset yields were more than offset by increased funding costs. The cost of interest bearing liabilities increased 51 bps to 1.59%, due to interest bearing deposit costs of 1.38%, short-term borrowing costs of 2.82%, and long-term debt costs of 6.19%, which increased 55 bps, 28 bps and 65 bps, respectively from the fourth quarter of 2022. Total interest earning assets yield increased 23 bps primarily as a result of an increase in loan and securities yields of 29 bps and 5 bps, respectively. Our cycle-to-date interest bearing deposit beta was 24%.
The net interest margin was 2.75% in the first quarter of 2023 compared to 2.79% in the first quarter of 2022, driven by higher funding costs, partially offset by higher interest earning asset yields. The cost of interest bearing liabilities increased 117 bps to 1.59%, due to interest bearing deposit costs of 1.38%, short-term borrowing costs of 2.82%, and long-term debt costs of 6.19%, which increased 109 bps, 252 bps and 189 bps, respectively from the first quarter of 2022. Total interest earning assets yield increased 90 bps primarily as a result of an increase in loan and securities yields of 97 bps and 43 bps, respectively.

Noninterest (Loss) Income				Change	Change
				1Q23 vs	1Q23 vs
(In thousands)	1Q23	4Q22	1Q22	4Q22	1Q22
Investment services and trust activities	$2,933	$2,666	$3,011	10%	(3)%
Service charges and fees	2,008	2,028	1,657	(1)%	21%
Card revenue	1,748	1,784	1,650	(2)%	6%
Loan revenue	1,420	966	4,293	47%	(67)%
Bank-owned life insurance	602	637	531	(5)%	13%
Investment securities (losses) gains, net	(13,170)	(1)	40	n / m	n / m
Other	413	2,860	462	(86)%	(11)%
Total noninterest (loss) income	$(4,046)	$10,940	$11,644	n / m	n / m
Noninterest income for the first quarter of 2023 decreased $15.0 million from the linked quarter and $15.7 million from the first quarter of 2022, primarily due to investment security losses of $13.2 million related to the Company's balance sheet repositioning. In addition, noninterest income declined from the comparative periods due to the following factors: (1) the fourth quarter of 2022 benefited from a nonrecurring bargain purchase gain of $2.5 million and (2) the first quarter of 2022 benefited from a larger increase in the fair value of our mortgage servicing rights, as well as a larger gain on sale from residential mortgage loans as a result of higher mortgage origination volumes.

EXPENSE REVIEW

Noninterest Expense				Change	Change
				1Q23 vs	1Q23 vs
(In thousands)	1Q23	4Q22	1Q22	4Q22	1Q22
Compensation and employee benefits	$19,607	$20,438	$18,664	(4)%	5%
Occupancy expense of premises, net	2,746	2,663	2,779	3%	(1)%
Equipment	2,171	2,327	1,901	(7)%	14%
Legal and professional	1,736	1,846	2,353	(6)%	(26)%
Data processing	1,363	1,375	1,231	(1)%	11%
Marketing	986	947	1,029	4%	(4)%
Amortization of intangibles	1,752	1,770	1,227	(1)%	43%
FDIC insurance	749	405	420	85%	78%
Communications	261	285	272	(8)%	(4)%
Foreclosed assets, net	(28)	48	(112)	n / m	(75)%
Other	1,976	2,336	1,879	(15)%	5%
Total noninterest expense	$33,319	$34,440	$31,643	(3)%	5%

Merger-related Expenses

(In thousands)	1Q23	4Q22	1Q22
Compensation and employee benefits	$70	$189	$—
Equipment	—	4	5
Legal and professional	—	54	63
Data processing	65	131	38
Marketing	—	2	7
Communications	—	—	1
Other	1	29	14
Total merger-related expenses	$136	$409	$128

Noninterest expense for the first quarter of 2023 decreased $1.1 million, or 3.3%, from the linked quarter with overall decreases in all noninterest expense categories except occupancy, marketing and FDIC insurance. These decreases primarily reflected the decline in incentive compensation and merger-related expenses. Partially offsetting these decreases was an increase of $0.3 million in FDIC insurance premiums and $0.1 million in occupancy expense of premises, net. The decreases in net interest income and noninterest income noted above, partially offset by lower noninterest expense, were the primary drivers of the increase in the efficiency ratio, which increased 4.53% to 62.32% from 57.79% in the linked quarter.
Noninterest expense for the first quarter of 2023 increased $1.7 million, or 5.30%, from the first quarter of 2022 primarily due to increases of $0.9 million and $0.5 million in compensation and employee benefits and amortization of intangibles, respectively. The increases primarily reflected costs associated with the acquired operations of Iowa First Bancshares Corp. ("IOFB"), which closed in the second quarter of 2022. Partially offsetting the increases above was a decline of $0.6 million in legal and professional expenses stemming primarily from a reduction in legal expenses related to litigation and executive recruitment. The decline in noninterest income and the increase in noninterest expense noted above, partially offset by higher net interest income, were the primary drivers of the increase in the efficiency ratio, which increased 1.86 percentage points to 62.32% from 60.46% in the first quarter of 2022.
The Company's effective income tax rate increased to 21.4% in the first quarter of 2023 compared to 17.9% in the linked quarter. The increase was primarily due to a bargain purchase gain increase that was recorded in the fourth quarter of 2022 related to the IOFB acquisition, which did not recur in the first quarter of 2023. The effective income tax rate for the full year 2023 is expected to be in the range of 19.5% - 21.5%.

BALANCE SHEET REVIEW
Total assets were $6.41 billion at March 31, 2023 compared to $6.58 billion at December 31, 2022 and $5.96 billion at March 31, 2022. The decrease from December 31, 2022 was driven by lower securities balances as a result of the balance sheet repositioning. In comparison to March 31, 2022, the increase was due primarily to the IOFB assets acquired in the second quarter of 2022 and higher loan balances from organic loan growth.

Loans Held for Investment	March 31, 2023		December 31, 2022		March 31, 2022
	Balance	% of Total	Balance	% of Total	Balance	% of Total
(Dollars in thousands)
Commercial and industrial	$1,080,514	27.6%	$1,055,162	27.5%	$898,942	27.7%
Agricultural	106,641	2.7	115,320	3.0	94,649	2.9
Commercial real estate
Construction and development	320,924	8.2	270,991	7.1	193,130	5.9
Farmland	182,528	4.7	183,913	4.8	140,846	4.3
Multifamily	255,065	6.5	252,129	6.6	259,609	8.0
Other	1,290,454	33.0	1,272,985	33.1	1,130,306	34.8
Total commercial real estate	2,048,971	52.4	1,980,018	51.6	1,723,891	53.0
Residential real estate
One-to-four family first liens	448,459	11.4	451,210	11.7	331,883	10.2
One-to-four family junior liens	162,403	4.1	163,218	4.2	131,793	4.1
Total residential real estate	610,862	15.5	614,428	15.9	463,676	14.3
Consumer	72,377	1.8	75,596	2.0	68,877	2.1
Loans held for investment, net of unearned income	$3,919,365	100.0%	$3,840,524	100.0%	$3,250,035	100.0%

Total commitments to extend credit	$1,205,902		$1,190,607		$1,034,843
Loans held for investment, net of unearned income, increased $78.8 million, or 2.1%, to $3.92 billion from $3.84 billion at December 31, 2022. This increase was driven by new loan production, draws on construction loans, and higher line of credit usage during the first quarter of 2023.

Investment Securities	March 31, 2023		December 31, 2022		March 31, 2022
(Dollars in thousands)	Balance	% of Total	Balance	% of Total	Balance	% of Total
Available for sale	$954,074	46.1%	$1,153,547	50.5%	$1,145,638	48.8%
Held to maturity	1,117,709	53.9%	1,129,421	49.5%	1,204,212	51.2%
Total investment securities	$2,071,783		$2,282,968		$2,349,850
Investment securities at March 31, 2023 were $2.07 billion, decreasing $211.2 million from December 31, 2022 and $278.1 million from March 31, 2022. The decrease from both periods was due primarily to the sale of $231.0 million of available for sale securities during the first quarter of 2023, as well as principal cash flows received from scheduled payments, calls, and maturities. The Company executed the sale of securities as part of a strategic balance sheet repositioning. The sale resulted in a pre-tax realized loss of $13.2 million. The proceeds of $220.0 million were redeployed towards paying off existing short-term borrowings and purchasing higher yielding, floating rate securities.

Deposits	March 31, 2023		December 31, 2022		March 31, 2022
(Dollars in thousands)	Balance	% of Total	Balance	% of Total	Balance	% of Total
Noninterest bearing deposits	$989,469	17.8%	$1,053,450	19.3%	$1,002,415	19.7%
Interest checking deposits	1,476,948	26.6	1,624,278	29.8	1,601,249	31.5
Money market deposits	969,238	17.4	937,340	17.1	983,709	19.4
Savings deposits	631,811	11.4	664,169	12.1	650,314	12.8
Time deposits of $250 and under	599,302	10.8	559,466	10.2	501,904	9.9
Total core deposits	4,666,768	84.0	4,838,703	88.5	4,739,591	93.3
Brokered time deposits	366,539	6.6	126,767	2.3	—	—
Time deposits over $250	521,846	9.4	503,472	9.2	338,134	6.7
Total deposits	$5,555,153	100.0%	$5,468,942	100.0%	$5,077,725	100.0%

Total deposits increased $86.2 million, or 1.6%, to $5.56 billion from $5.47 billion at December 31, 2022. Brokered deposits increased $239.8 million from $126.8 million at December 31, 2022. When excluding the increase in brokered time deposits, total deposits declined $153.6 million from December 31, 2022. Total uninsured deposits were $1.72 billion, which included $692.1 million of collateralized municipal deposits at March 31, 2023. Total uninsured deposits, excluding collateralized municipal deposits, represented approximately 18.5% of total deposits.

Borrowed Funds	March 31, 2023		December 31, 2022		March 31, 2022
(Dollars in thousands)	Balance	% of Total	Balance	% of Total	Balance	% of Total
Short-term borrowings	$143,981	51.1%	$391,873	73.8%	$181,193	56.4%
Long-term debt	137,981	48.9%	139,210	26.2%	139,898	43.6%
Total borrowed funds	$281,962		$531,083		$321,091
Total borrowed funds were $282.0 million at March 31, 2023 a decrease of $249.1 million from December 31, 2022 and $39.1 million from March 31, 2022. The decrease from both periods was due to lower Federal Home Loan Bank borrowings.

Capital	March 31,	December 31,	March 31,
(Dollars in thousands)	2023 (1)	2022	2022
Total shareholders' equity	$500,650	$492,793	$504,457
Accumulated other comprehensive loss	(78,885)	(89,047)	(42,016)
MidWestOne Financial Group, Inc. Consolidated
Tier 1 leverage to average assets ratio	8.30%	8.35%	8.85%
Common equity tier 1 capital to risk-weighted assets ratio	9.39%	9.28%	9.81%
Tier 1 capital to risk-weighted assets ratio	10.18%	10.05%	10.68%
Total capital to risk-weighted assets ratio	12.31%	12.07%	12.89%
MidWestOne Bank
Tier 1 leverage to average assets ratio	9.28%	9.36%	9.30%
Common equity tier 1 capital to risk-weighted assets ratio	11.40%	11.29%	11.25%
Tier 1 capital to risk-weighted assets ratio	11.40%	11.29%	11.25%
Total capital to risk-weighted assets ratio	12.31%	12.10%	12.12%
(1) Regulatory capital ratios for March 31, 2023 are preliminary
Total shareholders' equity at March 31, 2023 increased $7.9 million from December 31, 2022, driven by the benefit of first quarter net income and a decrease in accumulated other comprehensive loss, partially offset by dividends paid during the first quarter of 2023.
Accumulated other comprehensive loss at March 31, 2023 decreased $10.2 million compared to December 31, 2022, due primarily to accretion of unrealized losses and the favorable impact of interest rate changes on available for sale securities valuations. Accumulated other comprehensive loss increased $36.9 million from March 31, 2022, driven by the impact of higher interest rates on available for sale securities valuations.
On April 27, 2023, the Board of Directors of the Company declared a cash dividend of $0.2425 per common share. The dividend is payable June 15, 2023, to shareholders of record at the close of business on June 1, 2023.
Due to increased economic uncertainty and recent market volatility, no common shares were repurchased by the Company during the period January 1, 2023 through March 31, 2023 or for the subsequent period through April 27, 2023. On April 27, 2023, the Board of Directors of the Company approved a new repurchase program, which replaced the prior repurchase program, allowing for the repurchase of up to $15.0 million of the Company's common stock through December 31, 2025.

CREDIT QUALITY REVIEW

Credit Quality	As of or For the Three Months Ended
	March 31,	December 31,	March 31,
(Dollars in thousands)	2023	2022	2022
Credit loss expense (benefit) related to loans	$933	$572	$(278)
Net charge-offs	333	3,472	2,222
Allowance for credit losses	49,800	49,200	46,200
Pass	$3,728,522	$3,635,766	$3,041,649
Special Mention / Watch	92,075	108,064	106,241
Classified	98,768	96,694	102,145
Loans greater than 30 days past due and accruing	$4,932	$6,680	$8,298
Nonperforming loans	$14,442	$15,821	$31,182
Nonperforming assets	14,442	15,924	31,455
Net charge-off ratio(1)	0.03%	0.36%	0.28%
Classified loans ratio(2)	2.52%	2.52%	3.14%
Nonperforming loans ratio(3)	0.37%	0.41%	0.96%
Nonperforming assets ratio(4)	0.23%	0.24%	0.53%
Allowance for credit losses ratio(5)	1.27%	1.28%	1.42%
Allowance for credit losses to nonaccrual loans ratio(6)	344.88%	322.50%	148.16%
(1) Net charge-off ratio is calculated as annualized net charge-offs divided by the sum of average loans held for investment, net of unearned income and average loans held for sale, during the period.
(2) Classified loans ratio is calculated as classified loans divided by loans held for investment, net of unearned income, at the end of the period.
(3) Nonperforming loans ratio is calculated as nonperforming loans divided by loans held for investment, net of unearned income, at the end of the period.
(4) Nonperforming assets ratio is calculated as nonperforming assets divided by total assets at the end of the period.
(5) Allowance for credit losses ratio is calculated as allowance for credit losses divided by loans held for investment, net of unearned income, at the end of the period.
(6)Allowance for credit losses to nonaccrual loans ratio is calculated as allowance for credit losses divided by nonaccrual loans at the end of the period.
During the first quarter of 2023, overall asset quality improved when compared to the linked quarter and the corresponding period in the prior year. The nonperforming loans ratio declined 4 bps from the linked quarter and 59 bps from the prior year to 0.37%. In addition, the classified loans ratio was consistent with the linked quarter at 2.52%, and declined 62 bps from the prior year. Further, the net charge-off ratio declined 33 bps from the linked quarter and 25 bps from the prior year.
As of March 31, 2023, the allowance for credit losses was $49.8 million, or 1.27% of loans held for investment, net of unearned income, compared with $49.2 million, or 1.28% of loans held for investment, net of unearned income, at December 31, 2022. Credit loss expense of $0.9 million in the first quarter of 2023 was primarily attributable to loan growth.

Nonperforming Loans Roll Forward	Nonaccrual	90+ Days Past Due & Still Accruing	Total
(Dollars in thousands)
Balance at December 31, 2022	$15,256	$565	$15,821
Loans placed on nonaccrual or 90+ days past due & still accruing	1,445	25	1,470
Proceeds related to repayment or sale	(796)	—	(796)
Loans returned to accrual status or no longer past due	(1,110)	(515)	(1,625)
Charge-offs	(355)	(23)	(378)
Transfer to nonaccrual	—	(50)	(50)
Balance at March 31, 2023	$14,440	$2	$14,442

CONFERENCE CALL DETAILS
The Company will host a conference call for investors at 11:00 a.m. CT on Friday, April 28, 2023. To participate, you may pre-register for this call utilizing the following link: https://www.netroadshow.com/events/login?show=586c53ba&confId=49008. After pre-registering for this event you will receive your access details via email. On the day of the call, you are also able to dial 1-833-470-1428 using an access code of 390276 at least fifteen minutes before the call start time. If you are unable to participate on the call, a replay will be available until July 20,

2023, by calling 1-866-813-9403 and using the replay access code of 126764. A transcript of the call will also be available on the Company’s web site (www.midwestonefinancial.com) within three business days of the call.

ABOUT MIDWESTONE FINANCIAL GROUP, INC.
MidWestOne Financial Group, Inc. is a financial holding company headquartered in Iowa City, Iowa. MidWestOne is the parent company of MidWestOne Bank, which operates banking offices in Iowa, Minnesota, Wisconsin, Florida, and Colorado. MidWestOne provides electronic delivery of financial services through its website, MidWestOne.bank. MidWestOne Financial Group, Inc. trades on the Nasdaq Global Select Market under the symbol “MOFG”.

Cautionary Note Regarding Forward-Looking Statements
This release contains certain “forward-looking statements” within the meaning of such term in the Private Securities Litigation Reform Act of 1995. We and our representatives may, from time to time, make written or oral statements that are “forward-looking” and provide information other than historical information. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any results, levels of activity, performance or achievements expressed or implied by any forward-looking statement. These factors include, among other things, the factors listed below. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of our management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “should,” “could,” “would,” “plans,” “goals,” “intend,” “project,” “estimate,” “forecast,” “may” or similar expressions. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, these statements. Readers are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Additionally, we undertake no obligation to update any statement in light of new information or future events, except as required under federal securities law.
Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors that could have an impact on our ability to achieve operating results, growth plan goals and future prospects include, but are not limited to, the following: (1) the risks of mergers (including with IOFB), including, without limitation, the related time and costs of implementing such transactions, integrating operations as part of these transactions and possible failures to achieve expected gains, revenue growth and/or expense savings from such transactions; (2) credit quality deterioration, pronounced and sustained reduction in real estate market values, or other uncertainties, including the impact of inflationary pressures on economic conditions and our business, resulting in an increase in the allowance for credit losses, an increase in the credit loss expense, and a reduction in net earnings; (3) the effects of actual and expected increases in inflation and interest rates, including on our net income and the value of our securities portfolio; (4) changes in the economic environment, competition, or other factors that may affect our ability to acquire loans or influence the anticipated growth rate of loans and deposits and the quality of the loan portfolio and loan and deposit pricing; (5) fluctuations in the value of our investment securities; (6) governmental monetary and fiscal policies; (7) changes in and uncertainty related to benchmark interest rates used to price loans and deposits, including the expected elimination of LIBOR and the adoption of a substitute; (8) legislative and regulatory changes, including changes in banking, securities, trade, and tax laws and regulations and their application by our regulators, including the new 1.0% excise tax on stock buybacks by publicly traded companies and any changes in response to the recent failures of other banks; (9) the ability to attract and retain key executives and employees experienced in banking and financial services; (10) the sufficiency of the allowance for credit losses to absorb the amount of actual losses inherent in our existing loan portfolio; (11) our ability to adapt successfully to technological changes to compete effectively in the marketplace; (12) credit risks and risks from concentrations (by geographic area and by industry) within our loan portfolio; (13) the effects of competition from other commercial banks, thrifts, mortgage banking firms, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money market and other mutual funds, financial technology companies, and other financial institutions operating in our markets or elsewhere or providing similar services; (14) the failure of assumptions underlying the establishment of allowances for credit losses and estimation of values of collateral and various financial assets and liabilities; (15) volatility of rate-sensitive deposits; (16) operational risks, including data processing system failures or fraud; (17) asset/liability matching risks and liquidity risks; (18) the costs, effects and outcomes of existing or future litigation; (19) changes in general economic, political, or industry conditions, nationally, internationally or in the communities in which we conduct business; (20) changes in accounting policies and practices, as may be adopted by state and federal regulatory agencies and the Financial Accounting Standards Board; (21) war or terrorist activities, including the war in Ukraine, widespread disease or pandemic, or other adverse external events, which may cause deterioration in the economy or cause instability in credit markets; (22) the effects of cyber-attacks; (23) the imposition of tariffs or other domestic or international governmental policies impacting the value of the agricultural or other products of our borrowers; (24) effects of the ongoing COVID-19 pandemic, including its effects on the economic environment, our customers, employees and supply chain; (25) the concentration of large deposits from certain clients who have balances above current FDIC insurance limits and may withdraw deposits to diversify their exposure; (26) the effects of recent developments and events in the financial services industry, including the large-scale deposit withdrawals over a short period of time at other banks that resulted in failure of those institutions; and (27) other risk factors detailed from time to time in Securities and Exchange Commission filings made by the Company.

MIDWESTONE FINANCIAL GROUP, INC. AND SUBSIDIARIES
FIVE QUARTER CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,	September 30,	June 30,	March 31,
(In thousands)	2023	2022	2022	2022	2022
ASSETS
Cash and due from banks	$63,945	$83,990	$77,513	$60,622	$47,677
Interest earning deposits in banks	5,273	2,445	1,001	23,242	12,152
Total cash and cash equivalents	69,218	86,435	78,514	83,864	59,829
Debt securities available for sale at fair value	954,074	1,153,547	1,153,304	1,234,789	1,145,638
Held to maturity securities at amortized cost	1,117,709	1,129,421	1,146,583	1,168,042	1,204,212
Total securities	2,071,783	2,282,968	2,299,887	2,402,831	2,349,850
Loans held for sale	2,553	612	2,320	4,991	6,466
Gross loans held for investment	3,932,900	3,854,791	3,761,664	3,627,728	3,256,294
Unearned income, net	(13,535)	(14,267)	(15,375)	(16,576)	(6,259)
Loans held for investment, net of unearned income	3,919,365	3,840,524	3,746,289	3,611,152	3,250,035
Allowance for credit losses	(49,800)	(49,200)	(52,100)	(52,350)	(46,200)
Total loans held for investment, net	3,869,565	3,791,324	3,694,189	3,558,802	3,203,835
Premises and equipment, net	86,208	87,125	87,732	89,048	82,603
Goodwill	62,477	62,477	62,477	62,477	62,477
Other intangible assets, net	28,563	30,315	32,086	33,874	18,658
Foreclosed assets, net	—	103	103	284	273
Other assets	219,585	236,517	233,753	206,320	176,223
Total assets	$6,409,952	$6,577,876	$6,491,061	$6,442,491	$5,960,214
LIABILITIES
Noninterest bearing deposits	$989,469	$1,053,450	$1,139,694	$1,114,825	$1,002,415
Interest bearing deposits	4,565,684	4,415,492	4,337,088	4,422,616	4,075,310
Total deposits	5,555,153	5,468,942	5,476,782	5,537,441	5,077,725
Short-term borrowings	143,981	391,873	304,536	193,894	181,193
Long-term debt	137,981	139,210	154,190	159,168	139,898
Other liabilities	72,187	85,058	83,324	63,156	56,941
Total liabilities	5,909,302	6,085,083	6,018,832	5,953,659	5,455,757
SHAREHOLDERS' EQUITY
Common stock	16,581	16,581	16,581	16,581	16,581
Additional paid-in capital	300,966	302,085	301,418	300,859	300,505
Retained earnings	286,767	289,289	276,998	262,395	253,500
Treasury stock	(24,779)	(26,115)	(26,145)	(25,772)	(24,113)
Accumulated other comprehensive loss	(78,885)	(89,047)	(96,623)	(65,231)	(42,016)
Total shareholders' equity	500,650	492,793	472,229	488,832	504,457
Total liabilities and shareholders' equity	$6,409,952	$6,577,876	$6,491,061	$6,442,491	$5,960,214

MIDWESTONE FINANCIAL GROUP, INC. AND SUBSIDIARIES
FIVE QUARTER CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
(In thousands, except per share data)	2023	2022	2022	2022	2022
Interest income
Loans, including fees	$46,490	$43,769	$40,451	$32,746	$31,318
Taxable investment securities	10,444	10,685	10,635	9,576	8,123
Tax-exempt investment securities	2,127	2,303	2,326	2,367	2,383
Other	244	—	9	40	28
Total interest income	59,305	56,757	53,421	44,729	41,852
Interest expense
Deposits	15,319	9,127	5,035	3,173	2,910
Short-term borrowings	1,786	1,955	767	229	119
Long-term debt	2,124	2,111	1,886	1,602	1,487
Total interest expense	19,229	13,193	7,688	5,004	4,516
Net interest income	40,076	43,564	45,733	39,725	37,336
Credit loss expense	933	572	638	3,282	—
Net interest income after credit loss expense	39,143	42,992	45,095	36,443	37,336
Noninterest (loss) income
Investment services and trust activities	2,933	2,666	2,876	2,670	3,011
Service charges and fees	2,008	2,028	2,075	1,717	1,657
Card revenue	1,748	1,784	1,898	1,878	1,650
Loan revenue	1,420	966	1,722	3,523	4,293
Bank-owned life insurance	602	637	579	558	531
Investment securities (losses) gains, net	(13,170)	(1)	(163)	395	40
Other	413	2,860	3,601	1,606	462
Total noninterest (loss) income	(4,046)	10,940	12,588	12,347	11,644
Noninterest expense
Compensation and employee benefits	19,607	20,438	20,046	18,955	18,664
Occupancy expense of premises, net	2,746	2,663	2,577	2,253	2,779
Equipment	2,171	2,327	2,358	2,107	1,901
Legal and professional	1,736	1,846	2,012	2,435	2,353
Data processing	1,363	1,375	1,731	1,237	1,231
Marketing	986	947	1,139	1,157	1,029
Amortization of intangibles	1,752	1,770	1,789	1,283	1,227
FDIC insurance	749	405	415	420	420
Communications	261	285	302	266	272
Foreclosed assets, net	(28)	48	42	4	(112)
Other	1,976	2,336	2,212	1,965	1,879
Total noninterest expense	33,319	34,440	34,623	32,082	31,643
Income before income tax expense	1,778	19,492	23,060	16,708	17,337
Income tax expense	381	3,490	4,743	4,087	3,442
Net income	$1,397	$16,002	$18,317	$12,621	$13,895

Earnings per common share
Basic	$0.09	$1.02	$1.17	$0.81	$0.89
Diluted	$0.09	$1.02	$1.17	$0.80	$0.88
Weighted average basic common shares outstanding	15,650	15,624	15,623	15,668	15,683
Weighted average diluted common shares outstanding	15,691	15,693	15,654	15,688	15,718
Dividends paid per common share	$0.2425	$0.2375	$0.2375	$0.2375	$0.2375

MIDWESTONE FINANCIAL GROUP, INC. AND SUBSIDIARIES
FINANCIAL STATISTICS

	As of or for the Three Months Ended
	March 31,	December 31,	March 31,
(Dollars in thousands, except per share amounts)	2023	2022	2022
Earnings:
Net interest income	$40,076	$43,564	$37,336
Noninterest (loss) income	(4,046)	10,940	11,644
Total revenue, net of interest expense	36,030	54,504	48,980
Credit loss expense	933	572	—
Noninterest expense	33,319	34,440	31,643
Income before income tax expense	1,778	19,492	17,337
Income tax expense	381	3,490	3,442
Net income	$1,397	$16,002	$13,895
Per Share Data:
Diluted earnings	$0.09	$1.02	$0.88
Book value	31.94	31.54	32.15
Tangible book value(1)	26.13	25.60	26.98
Ending Balance Sheet:
Total assets	$6,409,952	$6,577,876	$5,960,214
Loans held for investment, net of unearned income	3,919,365	3,840,524	3,250,035
Total securities	2,071,783	2,282,968	2,349,850
Total deposits	5,555,153	5,468,942	5,077,725
Short-term borrowings	143,981	391,873	181,193
Long-term debt	137,981	139,210	139,898
Total shareholders' equity	500,650	492,793	504,457
Average Balance Sheet:
Average total assets	$6,524,065	$6,516,969	$5,914,604
Average total loans	3,867,110	3,791,880	3,245,449
Average total deposits	5,546,694	5,495,599	5,044,046
Financial Ratios:
Return on average assets	0.09%	0.97%	0.95%
Return on average equity	1.14%	13.26%	10.74%
Return on average tangible equity(1)	2.70%	17.85%	13.56%
Efficiency ratio(1)	62.32%	57.79%	60.46%
Net interest margin, tax equivalent(1)	2.75%	2.93%	2.79%
Loans to deposits ratio	70.55%	70.22%	64.01%
Uninsured deposits excluding collateralized municipal deposits ratio	18.54%	21.13%	24.72%
Common equity ratio	7.81%	7.49%	8.46%
Tangible common equity ratio(1)	6.48%	6.17%	7.20%
Credit Risk Profile:
Total nonperforming loans	$14,442	$15,821	$31,182
Nonperforming loans ratio	0.37%	0.41%	0.96%
Total nonperforming assets	$14,442	$15,924	$31,455
Nonperforming assets ratio	0.23%	0.24%	0.53%
Net charge-offs	$333	$3,472	$2,222
Net charge-off ratio	0.03%	0.36%	0.28%
Allowance for credit losses	$49,800	$49,200	$46,200
Allowance for credit losses ratio	1.27%	1.28%	1.42%
Allowance for credit losses to nonaccrual ratio	344.88%	322.50%	148.16%

(1) Non-GAAP measure. See the Non-GAAP Measures section for a reconciliation to the most directly comparable GAAP measure.

MIDWESTONE FINANCIAL GROUP, INC. AND SUBSIDIARIES
AVERAGE BALANCE SHEET AND YIELD ANALYSIS

	Three Months Ended
	March 31, 2023			December 31, 2022			March 31, 2022
(Dollars in thousands)	Average Balance	Interest Income/ Expense	Average Yield/ Cost	Average Balance	Interest Income/ Expense	Average Yield/ Cost	Average Balance	Interest Income/ Expense	Average Yield/ Cost
ASSETS
Loans, including fees (1)(2)(3)	$3,867,110	$47,206	4.95%	$3,791,880	$44,494	4.66%	$3,245,449	$31,858	3.98%
Taxable investment securities	1,811,388	10,444	2.34%	1,865,494	10,685	2.27%	1,835,911	8,123	1.79%
Tax-exempt investment securities (2)(4)	397,110	2,649	2.71%	422,156	2,893	2.72%	450,547	2,998	2.70%
Total securities held for investment(2)	2,208,498	13,093	2.40%	2,287,650	13,578	2.35%	2,286,458	11,121	1.97%
Other	24,848	244	3.98%	5,562	—	—%	56,094	28	0.20%
Total interest earning assets(2)	$6,100,456	$60,543	4.02%	$6,085,092	$58,072	3.79%	$5,588,001	$43,007	3.12%
Other assets	423,609			431,877			326,603
Total assets	$6,524,065			$6,516,969			$5,914,604
LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest checking deposits	$1,515,845	$1,849	0.49%	$1,632,749	$1,703	0.41%	$1,560,402	$1,061	0.28%
Money market deposits	930,543	3,269	1.42%	995,512	2,369	0.94%	953,943	499	0.21%
Savings deposits	653,043	272	0.17%	683,538	306	0.18%	641,703	279	0.18%
Time deposits	1,417,688	9,929	2.84%	1,067,044	4,749	1.77%	883,997	1,071	0.49%
Total interest bearing deposits	4,517,119	15,319	1.38%	4,378,843	9,127	0.83%	4,040,045	2,910	0.29%
Securities sold under agreements to repurchase	145,809	450	1.25%	151,880	437	1.14%	159,417	96	0.24%
Federal funds purchased	—	—	—%	940	10	4.22%	—	—	—%
Other short-term borrowings	111,306	1,336	4.87%	152,215	1,508	3.93%	3,029	23	3.08%
Short-term borrowings	257,115	1,786	2.82%	305,035	1,955	2.54%	162,446	119	0.30%
Long-term debt	139,208	2,124	6.19%	151,266	2,111	5.54%	140,389	1,487	4.30%
Total borrowed funds	396,323	3,910	4.00%	456,301	4,066	3.54%	302,835	1,606	2.15%
Total interest bearing liabilities	$4,913,442	$19,229	1.59%	$4,835,144	$13,193	1.08%	$4,342,880	$4,516	0.42%
Noninterest bearing deposits	1,029,575			1,116,756			1,004,001
Other liabilities	82,501			86,242			42,872
Shareholders’ equity	498,547			478,827			524,851
Total liabilities and shareholders’ equity	$6,524,065			$6,516,969			$5,914,604
Net interest income(2)		$41,314			$44,879			$38,491
Net interest spread(2)			2.43%			2.71%			2.70%
Net interest margin(2)			2.75%			2.93%			2.79%

Total deposits(5)	$5,546,694	$15,319	1.12%	$5,495,599	$9,127	0.66%	$5,044,046	$2,910	0.23%
Cost of funds(6)			1.31%			0.88%			0.34%
(1) Average balance includes nonaccrual loans.
(2) Tax equivalent. The federal statutory tax rate utilized was 21%.
(3) Interest income includes net loan fees, loan purchase discount accretion and tax equivalent adjustments. Net loan fees were $95 thousand, $87 thousand, and $674 thousand for the three months ended March 31, 2023, December 31, 2022, and March 31, 2022, respectively. Loan purchase discount accretion was $1.2 million, $1.3 million, and $732 thousand for the three months ended March 31, 2023, December 31, 2022, and March 31, 2022, respectively. Tax equivalent adjustments were $716 thousand, $725 thousand, and $540 thousand for the three months ended March 31, 2023, December 31, 2022, and March 31, 2022, respectively. The federal statutory tax rate utilized was 21%.
(4) Interest income includes tax equivalent adjustments of $522 thousand, $590 thousand, and $615 thousand for the three months ended March 31, 2023, December 31, 2022, and March 31, 2022, respectively. The federal statutory tax rate utilized was 21%.
(5) Total deposits is the sum of total interest-bearing deposits and noninterest bearing deposits. The cost of total deposits is calculated as annualized interest expense on deposits divided by average total deposits.
(6) Cost of funds is calculated as annualized total interest expense divided by the sum of average total deposits and borrowed funds.

Non-GAAP Measures
This earnings release contains non-GAAP measures for tangible common equity, tangible book value per share, tangible common equity ratio, return on average tangible equity, net interest margin (tax equivalent), core net interest margin, loan yield (tax equivalent), core yield on loans, efficiency ratio, and adjusted earnings. Management believes these measures provide investors with useful information regarding the Company’s profitability, financial condition and capital adequacy, consistent with how management evaluates the Company’s financial performance. The following tables provide a reconciliation of each non-GAAP measure to the most comparable GAAP measure.

Tangible Common Equity/Tangible Book Value
per Share/Tangible Common Equity Ratio	March 31,	December 31,	September 30,	June 30,	March 31,
(Dollars in thousands, except per share data)	2023	2022	2022	2022	2022
Total shareholders’ equity	$500,650	$492,793	$472,229	$488,832	$504,457
Intangible assets, net	(91,040)	(92,792)	(94,563)	(96,351)	(81,135)
Tangible common equity	$409,610	$400,001	$377,666	$392,481	$423,322

Total assets	$6,409,952	$6,577,876	$6,491,061	$6,442,491	$5,960,214
Intangible assets, net	(91,040)	(92,792)	(94,563)	(96,351)	(81,135)
Tangible assets	$6,318,912	$6,485,084	$6,396,498	$6,346,140	$5,879,079

Book value per share	$31.94	$31.54	$30.23	$31.26	$32.15
Tangible book value per share(1)	$26.13	$25.60	$24.17	$25.10	$26.98
Shares outstanding	15,675,325	15,623,977	15,622,825	15,635,131	15,690,125

Common equity ratio	7.81%	7.49%	7.28%	7.59%	8.46%
Tangible common equity ratio(2)	6.48%	6.17%	5.90%	6.18%	7.20%
(1) Tangible common equity divided by shares outstanding.
(2) Tangible common equity divided by tangible assets.

	Three Months Ended
Return on Average Tangible Equity	March 31,	December 31,	March 31,
(Dollars in thousands)	2023	2022	2022
Net income	$1,397	$16,002	$13,895
Intangible amortization, net of tax(1)	1,314	1,328	920
Tangible net income	$2,711	$17,330	$14,815

Average shareholders’ equity	$498,547	$478,827	$524,851
Average intangible assets, net	(92,002)	(93,662)	(81,763)
Average tangible equity	$406,545	$385,165	$443,088

Return on average equity	1.14%	13.26%	10.74%
Return on average tangible equity(2)	2.70%	17.85%	13.56%
(1) The combined income tax rate utilized was 25%.
(2) Annualized tangible net income divided by average tangible equity.

Net Interest Margin, Tax Equivalent/ Core Net Interest Margin	Three Months Ended
	March 31,	December 31,	March 31,
(Dollars in thousands)	2023	2022	2022
Net interest income	$40,076	$43,564	$37,336
Tax equivalent adjustments:
Loans(1)	716	725	540
Securities(1)	522	590	615
Net interest income, tax equivalent	$41,314	$44,879	$38,491
Loan purchase discount accretion	(1,189)	(1,286)	(732)
Core net interest income	$40,125	$43,593	$37,759

Net interest margin	2.66%	2.84%	2.71%
Net interest margin, tax equivalent(2)	2.75%	2.93%	2.79%
Core net interest margin(3)	2.67%	2.84%	2.74%
Average interest earning assets	$6,100,456	$6,085,092	$5,588,001
(1) The federal statutory tax rate utilized was 21%.
(2) Annualized tax equivalent net interest income divided by average interest earning assets.
(3) Annualized core net interest income divided by average interest earning assets.

	Three Months Ended
Loan Yield, Tax Equivalent / Core Yield on Loans	March 31,	December 31,	March 31,
(Dollars in thousands)	2023	2022	2022
Loan interest income, including fees	$46,490	$43,769	$31,318
Tax equivalent adjustment(1)	716	725	540
Tax equivalent loan interest income	$47,206	$44,494	$31,858
Loan purchase discount accretion	(1,189)	(1,286)	(732)
Core loan interest income	$46,017	$43,208	$31,126

Yield on loans	4.88%	4.58%	3.91%
Yield on loans, tax equivalent(2)	4.95%	4.66%	3.98%
Core yield on loans(3)	4.83%	4.52%	3.89%
Average loans	$3,867,110	$3,791,880	$3,245,449
(1) The federal statutory tax rate utilized was 21%.
(2) Annualized tax equivalent loan interest income divided by average loans.
(3) Annualized core loan interest income divided by average loans.

	Three Months Ended
Efficiency Ratio	March 31,	December 31,	March 31,
(Dollars in thousands)	2023	2022	2022
Total noninterest expense	$33,319	$34,440	$31,643
Amortization of intangibles	(1,752)	(1,770)	(1,227)
Merger-related expenses	(136)	(409)	(128)
Noninterest expense used for efficiency ratio	$31,431	$32,261	$30,288

Net interest income, tax equivalent(1)	$41,314	$44,879	$38,491
Plus: Noninterest income	(4,046)	10,940	11,644
Less: Investment securities (losses) gains, net	(13,170)	(1)	40
Net revenues used for efficiency ratio	$50,438	$55,820	$50,095

Efficiency ratio (2)	62.32%	57.79%	60.46%
(1) The federal statutory tax rate utilized was 21%.
(2) Noninterest expense adjusted for amortization of intangibles and merger-related expenses divided by the sum of tax equivalent net interest income, noninterest income and net investment securities gains.

	Three Months Ended
Adjusted Earnings	March 31,	December 31,	March 31,
(Dollars in thousands, except per share data)	2023	2022	2022
Net income	$1,397	$16,002	$13,895
After tax loss on sale of debt securities(1)	9,837	—	—
Adjusted earnings	$11,234	$16,002	$13,895

Weighted average diluted common shares outstanding	15,691	15,693	15,718

Earnings per common share
Earnings per common share - diluted	$0.09	$1.02	$0.88
Adjusted earnings per common share - diluted (2)	$0.72	$1.02	$0.88
(1) The income tax rate utilized was 25.3%.
(2) Adjusted earnings divided by weighted average diluted common shares outstanding.

Contact:
Charles N. Reeves	Barry S. Ray
Chief Executive Officer	Chief Financial Officer
319.356.5800	319.356.5800